 EXHIBIT 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Mediware Information Systems, Inc.

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States) the unaudited interim condensed consolidated financial statements of Mediware Information Systems, Inc. and subsidiaries as of December 31, 2007 and for the three and six month periods ended December 31, 2007 and 2006 as indicated in our review report dated January 30, 2008.  Because we did not perform an audit, we expressed no opinion on those financial statements.

We are aware that our review report, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, is incorporated by reference in the Registration Statements on Form S-8 (No. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496 and No. 333-130576).

We are also aware that our review report, pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act and the accountants’ Section 11 liability does not extend to such report.

Eisner LLP
New York, New York
January 30, 2008